Exhibit 10.2

July 23, 2020

Mr. Rohit Kashyap, [***]

Dear Rohit,

I am pleased to confirm our offer of employment to you for the position of Chief Commercial Officer ("CCO") on behalf of MiMedx Group, Inc. ("MiMedx" or "Company"), which employment is to commence on or before August 3, 2020. In this position you will report directly to Tim Wright, Chief Executive Officer.

Your initial base salary will be $19,230 (gross before deductions) per biweekly pay period, which is equivalent to the gross amount of $500,000 on an annualized basis. Your salary will be payable on a biweekly basis. Your future salary adjustments will be in accordance with Company policy and based upon individual and Company performance.

You will be eligible to participate in the MiMedx Group 2020 Operating Incentive Plan ("OIP") with an annual target bonus amount equal to fifty two and one half percent (52.5%) of the annual base salary paid to you in accordance with the terms of such program in effect from time-to-time. You will be eligible to begin participating in the OIP effective July 27, 2020 and will be prorated according to your start date, provided, however, you shall be entitled to receive an amount equal to a minimum of 80% of your prorated annual target bonus amount for calendar year 2020 in view of your third quarter employment start date. Your 2020 OIP incentive will be calculated based on the achievement of MiMedx financial targets and your individual objectives. The individual objectives will be comprised of one or more key operational measures and/or outcomes that are specific to your position and directly influenced by your performance. In the 2020 OIP, specified portions of your above-referenced target bonus will be allocated to a) MiMedx revenue performance, b) MiMedx Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") and c) your performance in the attainment of your 2020 individual objectives. Following the final approval of the 2020 OIP by the MiMedx Board of Directors, you will receive further confirmation of the details of the 2020 OIP.

Based on the Company’s analysis of competitive data, the Company has established a target annual long-term incentive value for each posit ion eligible to participate in the Company’s stock incentive program. This target is expressed as a percentage of the participant’s annual base salary, and is used as a guide by which to measure the appropriate and competitive value of the annual equity grant to be proposed by the Company for approval by the Compensation committee. In your position of CCO, your target annual long-term incentive value is two hundred percent (200%) of your annual base salary. (a) As an incentive to enter into the employ of the Company, you will be eligible to receive a one-time bonus payment in the amount of $200,000 (gross before deductions). This amount will be payable within forty-five (45) days following the commencement of your employment with MiMedx . You must be an active employee with the Company on the date of payment in order to remain eligible for the above referenced one-time bonus. In accordance with Company policy, should you voluntarily elect to discontinue employment with MiMedx other than for "Good Reason", within twelve (12) months following the date of this Agreement, you agree to repay to MiMedx the full amount of the one-time bonus paid to you. "Good Reason" shall mean the occurrence of one or more of the following conditions, without your consent: (i) a material reduction in your annual base salary and/or annual target bonus, (ii) a material reduction in the nature and scope of your authority, responsibilities or duties; (iii) an adverse change in your reporting relationship such that you do not report to the Board of Directors of the Company or the Chief Executive Officer, or any adverse change in your title from Chief Commercial Officer; or (iv) Employee being required to change his principal place of residence.
As an incentive to enter into employ of the Company, you will be eligible for a restricted stock grant with a value of $1,000,000 dollars, or 200% of your initial base salary. The grant is contingent upon approval of the Board of Directors, but the Company agrees to recommend the grant to the Board no later than the meeting of the Board to be held prior to July 31, 2020. The grant will be made on later of the date your employment commences or the date the Board approves the grant (the "Grant Date"). The award will vest pro rata annually over three years, provided that you continue to be employed by the Company on each vesting date. The number of shares granted will be equal to such value divided by our closing stock price on the Grant Date.
In addition, you shall be entitled to a retention bonus in the amount of $100,000 ("Retention Bonus") to be paid (i) on or before March 30, 2022 if you are still employed by the Company, or (ii) immediately in the event a change in control of the Company occurs prior to March20, 2022. However, in the event your total target cash compensation for the year 2021 is equal to and/or greater than $875,000.00 you shall not be entitled to the retention bonus. In the event your total target cash compensation for 2021 is less than $875,000, you shall only be entitled to such a percent of the Retention Bonus as to ensure your total target cash compensation equals $875,000.
The Company encourages you to review this offer and the terms and conditions contained herein with your personal attorney. The Company will reimburse you for reasonable attorney’s fees and expenses incurred in such a review in an amount not to exceed $5,000.

The terms of your offer include the specific compensation arrangements described above, as well as certain change in control and no cause separation benefits which would be payable in the event (i) of a change in control of the Company and within 12 months of such event your employment is involuntarily terminated or the voluntary termination of your employment by you for good reason, or (ii) if your employment is involuntarily terminated, or (iii) a voluntary termination of your employment by you for good reason. These benefits will be described more fully and governed by a Key Employee Retention and Restrictive Covenant Agreement, but shall be an amount not less than 1.25 times your base salary and target bonus for a no cause or good reason termination and not less than1.5 times your base and target bonus for a no cause or good reason termination within one year of a Change in Control. In each instance you shall be entitled to either benefit continuation for a period equal to the amount of the separation payment, i.e. 15 months or 18 months, or a cash payment equal to the cost of such benefit continuation.

You will be eligible to participate in the Company’s medical, dental, vision, life insurance, and disability benefits programs the first day of the month following the date of your employment. Additionally you will be entitled to four weeks of vacation annually to be taken and used in a manner consistent with the Company’s applicable vacation policy. You will be eligible to participate in the MiMedx Group 401(k) Plan effective the first day of the month following your employment. In addition, as an officer of the Company, you will be covered by the Company’s Director and Officer Insurance and potentially other insurance policies as well as other benefits afforded to the Company’s officers, including indemnity right sunder the then applicable program available to other executive officers and which program shall among other things provide for the advancement of expenses in the event you are subject to a claim for which indemnification is allowed by the Company’s constituent documents or governing law.

Each such benefit shall be provided in accordance with the terms of the applicable benefit plans, which may be revised at any time at the Company’s discretion. A summary of the Company’s benefits is enclosed for your review. More detailed benefits eligibility and enrollment information will be sent to you shortly after you begin employment.

This position does not require you to relocate to the Company’s headquarters in Marietta, Georgia. However, in the event that the Company and you mutually agree to relocate at a later date, you shall be entitled to participate in the Company’s then applicable relocation program.

This offer is contingent upon a favorable background investigation and a pre-employment drug screen result. Please find attached the Background Authorization form that authorizes the above referenced background investigation, including drug testing, to be conducted. You must sign and complete the form and return it to my attention before the background investigation and drug screen can commence. Drug screenings must be completed within 48 hours of receiving this offer letter. Once we receive the executed Background Authorization form, you will receive an email from Pembrooke with instructions for the drug screen process and a Chain of Custody ID number for specimen collection.

The email from Pembrooke will also contain the addresses and phone numbers of the lab facilities closest to your home address. To find another lab facility that may be more convenient for you, please call 1-800-939-4782, Monday - Friday from 6am to midnight (CST). No appointments are necessary. Please make sure that you bring the COC Registration number and photo identification, such as your driver’s license.

The Company is committed to the highest standards of integrity and to treating its customers, employees, fellow workers, business partners and competitors in good faith and fair dealing. We expect employees to share the same standard and values. By accepting this offer, you agree that throughout your employment, you will observe all of the Company’s rules governing conduct of its business and employees, including its policies protecting employees from illegal discrimination and harassment, as those rules and policies may be amended from time to time.

As an employee of MiMedx, you are prohibited from the use or disclosure of confidential information or trade secrets obtained from your past employers. If you have any such documents in your possession, you are expected to return them to the respective organization, and during the course of your employment with the Company, not bring onto MiMedx premises or utilize in any manner such documents, confidential information or trade secrets. While you have not made the Company aware of any such information in your possession, we urge you to abide by this prohibition if such information is currently in your possession.

This offer of employment is contingent on the absence of any restrictive covenants that would prevent you from conducting the duties and responsibilities of your position with MiMedx. The Company acknowledges that you have provided it with a copy of a prior Restrictive Covenants Agreement dated November 4, 2011, by and between Kinetic Concepts, Inc. and you (the "Restrictive Covenants Agreement"). The Company

and you have reviewed the Restrictive Covenants Agreement and, each, in good faith, believes that the obligations or restrictions under such agreement would not be triggered by your employment with the Company or your execution of your duties on behalf of the Company as contemplated by this Agreement. Further the Company agrees that if a claim is made that your employment with MiMedx or the execution of your duties on behalf of MiMedx constitutes a breach or violation of the Restrictive Covenants Agreement the Company will provide you with a defense, at the Company’s expense, against any such claim(s) with counsel reasonably satisfactory to you. You acknowledge that you have had the opportunity to consult with your attorney regarding this matter. If you become aware of any other restrictive covenant agreements to which you are a party which may restrict or limit your employment with the Company, by your acceptance of this offer, you agree to promptly provide us with a copy of such additional agreements.

As a condition of your employment, you will be required to sign and comply with the enclosed MiMedx Confidentiality and Non-Solicitation Agreement, MiMedx Employee Inventions Assignment Agreement, and MiMedx Non-Competition Agreement. If the provisions of this offer are agreeable to you, please sign this letter to indicate your acceptance and return one copy along with the above-referenced agreements in the enclosed self-addressed envelope.

Rohit, I am delighted to extend this offer to you and look forward to an exciting and mutually rewarding business association. We look forward to your joining MiMedx. Please feel free to contact me via email or on my cell phone at 404-796-5670 if you have any questions.

Sincerely,

/s/ Lee Ann Lawson

Lee Ann Lawson
Senior Vice President, Human Resources

cc:	Tim Wright

ACCEPTANCE

I have read and understand the foregoing which constitutes the entire and exclusive agreement between the Company and the undersigned and supersedes all prior or contemporaneous proposals, promises, understandings, representations, conditions, oral or written, relating to the subject matter of this agreement. I understand and agree that my employment is at-will and is subject to the terms and conditions contained herein.

/s/ Rohit Kashyap                                July 23, 2020

Rohit Kashyap                                        Date